                                                                  Exhibit (c)(2)

                                                                  Execution Copy

                          TENDER AND VOTING AGREEMENT
                                       AND
                                IRREVOCABLE PROXY


         THIS TENDER AND VOTING AGREEMENT AND IRREVOCABLE PROXY, dated as of July 27, 1999 (this "Agreement"), is entered into by and between MSAS Global Logistics Inc., a New York corporation ("Parent"), and MSAS Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Acquisition"), on the one hand, and R. C. Matney ("Stockholder"), on the other hand.

                                    RECITALS


         A. Concurrently herewith, Parent, Acquisition and Mark VII, Inc., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger, of even date herewith (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which Acquisition will make a tender offer (the "Offer") for all outstanding shares of common stock, $0.05 par value, of the Company ("Company Common Stock") at an offer price of $23 per share, net to the seller in cash (such amount, or any greater amount per share paid pursuant to the Offer, shall be referred to herein as the "Offer Price") and, after Acquisition has accepted tendered shares for payment (the date on which such acceptance occurs, the "Acceptance Date"), the Company and Acquisition will merge with the Company as the surviving corporation and wholly-owned subsidiary of Parent (the "Merger"). Initially capitalized and other terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

         B. Stockholder Beneficially Owns (as defined herein) the number of shares of Company Common Stock set forth opposite Stockholder's name on Schedule A hereto (such shares, together with shares of Company Common Stock issuable upon the exercise of options to purchase shares of Company Common Stock (including the options set forth on Schedule A (the "Options")), being collectively referred to herein as the "Shares").

         C. As an inducement and a condition to entering into the Merger Agreement, Parent and Acquisition have requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

         1.       PROVISIONS CONCERNING COMPANY COMMON STOCK.

                  (a) Stockholder hereby agrees with Parent and Acquisition that Stockholder will, promptly after the date of commencement of the Offer (but in all events not later than five business days thereafter), tender to Acquisition all outstanding Shares Beneficially Owned by Stockholder on such date (the "Tendered Shares"). Stockholder further agrees to tender to Acquisition promptly after Stockholder's acquisition thereof (but in all events not later than five business days thereafter) all other shares of Company Common Stock acquired and/or Beneficially Owned by Stockholder at any time prior to the Acceptance Date or the date on which the Offer is terminated or expires without Acquisition having accepted shares for payment. All such subsequently tendered Shares shall constitute "Tendered Shares" for all purposes of this Agreement. Stockholder agrees not to withdraw any of the Tendered Shares except following the earliest of the termination of the Merger Agreement, the termination of the Offer or expiration of the Offer without Acquisition's having accepted the Tendered Shares for payment. Stockholder acknowledges and agrees that Acquisition's obligation to accept for payment and pay for the Tendered Shares is subject to all the terms and conditions of the Offer.

                  (b) Stockholder hereby agrees with Parent and Acquisition that, subject to the receipt of proper notice and in the absence of a preliminary injunction or other final order by any court or other administrative or judicial authority barring such action, at any meeting of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, Stockholder will vote the Shares Beneficially Owned by Stockholder, whether heretofore owned or hereafter acquired: (i) in favor of approval of the Merger Agreement and any actions required in furtherance of the transactions contemplated thereby, including voting such shares in favor of the election to the Company Board of each person designated by Parent for nomination thereto pursuant to Section 1.3(a) of the Merger Agreement at any meeting of the Company's stockholders called for the election of directors; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) except as otherwise agreed to in writing in advance by Parent, against (A) any Third Party Acquisition, (B) any change in a majority of the individuals who, as of the date hereof, constitute the Board of Directors of the Company (other than as contemplated by Section 1.3 of the Merger Agreement), (C) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries and any Third Party, (D) a sale, lease, transfer or disposition of any assets of the Company's or any of its subsidiaries' business outside the ordinary course of business, or any assets which are material to its business whether or not in the ordinary course of business, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries, (E) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or bylaws, (F) any other material change in the Company's corporate structure or affecting its business, or (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, or any of the transactions contemplated by this Agreement. Stockholder shall not enter into any agreement or understanding with any person the effect of which would be inconsistent or violative of the provisions and agreements contained herein. For purposes of this Agreement, "Beneficially

Own" or "Beneficial Ownership" with respect to any securities shall mean Stockholder having such ownership, control or power to direct the voting with respect to, or otherwise enables Stockholder to legally act with respect to, such securities as contemplated hereby, including pursuant to any agreement, arrangement or understanding, whether or not in writing. Securities Beneficially Owned by Stockholder shall include securities Beneficially Owned by all other persons with whom Stockholder would constitute a "group" as within the meaning of Section 13(d)(3) of the Exchange Act. Stockholder and Parent acknowledge and agree that nothing in this Section 1(b) will require or be construed to require Stockholder to take any action in his capacity as a member of the Company Board.

         2.       IRREVOCABLE PROXY.

                  (a) Stockholder hereby constitutes and appoints Acquisition, which shall act by and through Ian Smith and Stuart Young (each, a "Proxy Holder"), or either of them, with full power of substitution, its true and lawful proxy and attorney-in-fact to vote at any meeting (and any adjournment or postponement thereof) of the Company's stockholders called for purposes of considering whether to approve the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, or any Third Party Acquisition, or to execute a written consent of stockholders in lieu of any such meeting, all outstanding Shares Beneficially Owned by Stockholder as of the date of such meeting or written consent in favor of the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, with such modifications to the Merger Agreement as the parties thereto may make, or against a Third Party Acquisition, as the case may be. Such proxy will be limited strictly to the power to vote the Shares in the manner set forth in the preceding sentence and shall not extend to any other matters. Without limiting the foregoing, in any such vote or other action pursuant to such proxy, the Proxy Holders shall not have the right (and such proxy shall not confer the right) to vote to reduce the Offer Price or otherwise modify or amend the Merger Agreement to reduce the rights or benefits of the Company or any stockholders of the Company (including Stockholder) under the Offer or the Merger Agreement or to reduce the rights or obligations of Parent or Acquisition thereunder.

                  (b) The proxy and power of attorney granted herein shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke all prior proxies granted by Stockholder. Stockholder will not grant any proxy to any person which conflicts with the proxy granted herein, and any attempt to do so will be void. The power of attorney granted herein is a durable power of attorney and will survive the death or incapacity of Stockholder.

                  (c) If Stockholder fails for any reason to vote his, hers or its Shares in accordance with the requirements of Section 1(b) hereof, then the Proxy Holder shall have the right to vote the Shares at any meeting of the Company's stockholders and in any action by written consent of the Company's stockholders in accordance with the provisions of this Section 2. The vote of the Proxy Holder will control in any conflict between his vote of such Shares and a vote by Stockholder of such Shares.

         3.       PURCHASE OPTION.

                  (a) Stockholder grants to Parent and Acquisition an irrevocable option (the "Purchase Option") to purchase for cash, in the manner set forth below, any or all of the Shares (and any shares of Company Common Stock acquired by Stockholder after the date hereof) at a price (the "Exercise Price") per share equal to the Offer Price. In the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges or shares or similar transactions, the Offer Price shall be appropriately adjusted.

                  (b) (1) Subject to the conditions set forth in Section 3(d), the Purchase Option may be exercised by Parent or Acquisition, in whole or in part, at any time or from time to time after the occurrence of any Trigger Event (as defined below). The Company and Stockholder shall notify Parent promptly in writing of the occurrence of any Trigger Event. The giving of such notice by the Company or Stockholder is not a condition to the right of Parent or Acquisition to exercise the Purchase Option. In the event Parent or Acquisition wishes to exercise the Purchase Option, Parent shall deliver to Stockholder a written notice (an "Exercise Notice") specifying the total number of Shares it wishes to purchase from Stockholder. Each closing of a purchase of Shares (a "Closing") will occur at a place, on a date and at a time designated by Parent or Acquisition in an Exercise Notice delivered at least two business days prior to the date of the Closing.

                           (2) A "Trigger Event" means any one of the following:
(i) the Merger Agreement becomes terminable under circumstances that entitle Parent or Acquisition to receive the liquidated damages under Section 7.3(a) of the Merger Agreement or fees and expenses under Section 7.3(b) of the Merger Agreement (regardless of whether the Merger Agreement is actually terminated and whether such liquidated damages or fees and expenses are then actually paid);
(ii) the Offer is consummated but, due to the failure of Stockholder to validly tender and not withdraw all of the then outstanding Beneficially Owned Shares, Acquisition has not accepted for payment or paid for all of such shares of Company Common Stock; (iii) a tender or exchange offer for at least 10% of the shares of Company Common Stock shall have been publicly proposed to be made or shall have been made by another person; or (iv) it shall have been publicly disclosed or Parent or Acquisition shall have otherwise learned that (A) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent or Acquisition) shall have acquired or proposed to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Company Common Stock), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company or any of its subsidiaries, or (B) any person or group (other than Parent and Acquisition) shall have entered into or publicly offered to enter into a definitive agreement or an agreement in principle with respect to a merger, consolidation or other business combination with the Company or any of its subsidiaries.

                           (3) If requested by Parent and Acquisition in the
Exercise Notice, Stockholder shall exercise all Options (to the extent exercisable) and other rights (including conversion or exchange rights) Beneficially Owned by Stockholder and shall sell or, if directed by Parent and Acquisition, tender the Shares acquired pursuant to such exercise to Parent or Acquisition as provided in this Agreement.

         (c) TERMINATION OF PURCHASE OPTION. The Purchase Option will terminate upon the earliest of: (i) the Acceptance Date; (ii) termination of the Merger Agreement other than upon, during the continuance of or after a Trigger Event; or (iii) 90 days following any termination of the Merger Agreement upon, during the continuance of or after a Trigger Event (or if, at the expiration of such 90 day period the Purchase Option cannot be exercised by reason of any applicable judgment, decree, order, injunction, law or regulation, ten business days after such impediment to exercise has been removed or has become final and not subject to appeal). Upon the giving by Parent or Acquisition to Stockholder of the Exercise Notice and the tender of the aggregate Exercise Price, Parent or Acquisition, as the case may be, will be deemed to be the holder of record of the Shares transferable upon such exercise, notwithstanding that the stock transfer books of the Company are then closed or that certificates representing such Shares have not been actually delivered to Parent.

         (d) CONDITIONS TO CLOSING. The obligation of Stockholder to sell Stockholder's Shares to Parent or Acquisition hereunder is subject to the conditions that: (i) all waiting periods, if any, under the HSR Act, applicable to the sale of the Shares or the acquisition of the Shares by Parent or Acquisition, as the case may be, hereunder have expired or have been terminated;
(ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any court, administrative agency or other Governmental Entity, if any, required in connection with sale of the Shares or the acquisition of the Shares by Parent or Acquisition hereunder have been obtained or made; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such sale or acquisition is in effect.

         (e) CLOSING. At any Closing with respect to Shares Beneficially Owned by Stockholder, (i) Stockholder will deliver to Parent, Acquisition or their respective designee a certificate or certificates in definitive form representing the number of the Shares designated by Parent or Acquisition, as the case may be, in its Exercise Notice, such certificate to be registered in the name of Parent, Acquisition or their respective designee and (ii) Parent or Acquisition, as the case may be, will deliver to Stockholder the aggregate Exercise Price for the Shares so designated and being purchased by wire transfer of immediately available funds.

         (f) REGISTRATION RIGHTS. (1) Following termination of the Merger Agreement, Parent or Acquisition may in its sole discretion (but shall not be required) by written notice (the "Registration Notice") to the Company request the Company to register under the Securities Act all or any part of the shares of Company Common Stock acquired under the Purchase Option (the "Registrable Securities").

                           (2) The Company shall use commercially reasonable
efforts to effect, as promptly as practicable, the registration under the Securities Act of the Registrable Securities; PROVIDED, HOWEVER, that (i) Parent and Acquisition will be entitled to no more than one effective registration statement hereunder and (ii) the Company will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause (A) below or 90 days in the case of clauses (B) and (C) below) when (A) the Company is in possession of material non-public information that it reasonably believes would be detrimental to be disclosed at such time and that such information would have to be disclosed if a registration statement were filed at that time, (B) the Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement or (C) the Company determines, in its reasonable judgment, that such registration would interfere with any proposed financing, acquisition or other material transaction involving the Company or any of its affiliates. The Company shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 3(f) to be qualified for sale under the securities or blue-sky laws of such jurisdictions as Parent or Acquisition may reasonably request and shall continue such registration or qualification in effect in such jurisdiction.

                           (3) The registration rights set forth in this Section
3(f) are subject to the condition that Parent and Acquisition shall provide the Company with such information with respect to their Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for the Company, is necessary to enable the Company to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

                           (4) A registration effected under this Section 3(f)
will be effected at the Company's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to Parent and Acquisition (which will be paid by Parent and Acquisition, and the Company shall provide to the underwriters (in connection with an underwritten offering) such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the underwriters participating in such offering and (iii) to take all further actions that will be reasonably necessary to effect such registration and sale (including, if the underwriters deem it necessary, participating in road-show presentations).

         4. DIRECTOR MATTERS EXCLUDED. Parent and Acquisition acknowledge and agree that no provision of this Agreement shall limit or otherwise restrict Stockholder with respect to any act or omission that Stockholder may undertake or authorize in his capacity as a director of the Company, including any vote that Stockholder may make as a director of the Company with respect to any matter presented to the Board of Directors of the Company.

         5. OTHER COVENANTS, REPRESENTATIONS AND WARRANTIES. Stockholder hereby represents and warrants to Parent and Acquisition as follows:

                  (a) OWNERSHIP OF SHARES. Stockholder is the Beneficial Owner of all the

Shares. On the date hereof, the Shares constitute all of the Shares Beneficially Owned by Stockholder. Stockholder has voting power with respect to the matters set forth in Section 1(b) hereof with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights.

                  (b) POWER; BINDING AGREEMENT. Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder shall not violate any agreement or any court order to which Stockholder is a party or is subject including any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder.

                  (c) RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. Except as expressly contemplated by this Agreement, Stockholder will not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein; (ii) grant any proxies or powers of attorney or deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing any of Stockholder's obligations under this Agreement.

                  (d) OTHER POTENTIAL ACQUIRORS. Stockholder (i) will immediately cease any existing discussions or negotiations, if any, with any persons conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries, or any business combination with the Company or its subsidiaries, in his, her or its capacity as such; (ii) from and after the date hereof until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, will not, in such capacity, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any Third Party Acquisition; and (iii) shall promptly notify Parent of any proposals for, or inquiries with respect to, a potential Third Party Acquisition received by Stockholder or of which Stockholder otherwise has knowledge.

                  (e) RELIANCE BY PARENT AND ACQUISITION. Stockholder understands and acknowledges that Parent and Acquisition are entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement.

         6. STOP TRANSFER. Stockholder agrees with, and covenants to, Parent and Acquisition that Stockholder will not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares, unless such transfer is made pursuant to this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

         7. TERMINATION. This Agreement (except as set forth in Section 3) shall terminate upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms; (b) the Acceptance Date; and (c) July 31, 2000. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

         8. MISCELLANEOUS.

                  (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  (b) CERTAIN EVENTS. Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person to which legal or beneficial ownership of any Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

                  (c) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law or otherwise without the prior written consent of the other party; PROVIDED, HOWEVER, that Parent may, in its sole discretion, assign its rights and obligations hereunder to any direct wholly-owned subsidiary of Parent.

                  (d) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (e) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any nationally-recognized overnight courier service, such as Federal Express, providing proof of delivery. Any such notice or communication shall be deemed to have been delivered and received (i) in the case of hand delivery, on the date of such delivery, (ii) in the case of telecopy, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier service, in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent, and (iv) the case of mailing on the third business day following that on which the piece of mail containing such communication is posted. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Stockholder:                       at the address set forth on Schedule A
                                         attached hereto

with copies to:                          Mark VII, Inc.
                                         965 Ridge Lake Boulevard, Suite 100
                                         Memphis, Tennessee  38120
                                         Telecopier:  (901) 767-1929
                                         Attention:  General Counsel
                                                  and
                                         Dewey Ballantine LLP
                                         1301 Avenue of the Americas
                                         New York, New York  10019

                                         Telephone:  (212) 259-6720
                                         Facsimile:  (212) 259-6333
                                         Attention:  Robert M. Smith

If to Parent or Acquisition:             c/o Ocean Group plc
                                         Ocean House
                                         The Ring
                                         Bracknell
                                         Berkshire RG12 1AW
                                         England
                                         Telecopier:  011 44 134 44 452222
                                         Attention:  Group Commercial Director

with a copy to:                          Gibson, Dunn & Crutcher LLP
                                         200 Park Avenue
                                         New York, New York 10166
                                         Telephone:  (212) 351-4000
                                         Telecopier:  (212) 351-4035
                                         Attention:  Steven R. Finley


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the matter set forth above.

                  (f) SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  (g) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement shall cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                  (h) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  (i) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                  (j) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.


                                             MSAS GLOBAL LOGISTICS INC.,
                                             a New York corporation

                                             By:/S/ MICK P. FOUNTAIN
                                                 ---------------------
                                                Name:  Mick P. Fountain
                                                Title:  Regional Chief Executive


                                              MSAS ACQUISITION CORPORATION,
                                              a Delaware corporation


                                              By:/S/ STUART A. YOUNG
                                                  -------------------
                                                 Name:  Stuart A. Young
                                                 Title:  Secretary


                                              STOCKHOLDER:



                                              By:/S/ R. C. MATNEY
                                                   ----------------
                                                 Name:  R. C. Matney



             [SIGNATURE PAGE TO MSAS/MARK VII STOCKHOLDER TENDER AND
                          VOTING AND IRREVOCABLE PROXY]


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